Exhibit No. 99.1
News Release

CMC REPORTS SECOND QUARTER FISCAL 2024 RESULTS

•Second quarter net earnings of $85.8 million, or $0.73 per diluted share
•Consolidated core EBITDA of $224.4 million; core EBITDA margin of 12.1%
•Downstream contract awards rebounded to the highest quarterly level in nearly two years, signaling strength in the pipeline ahead of the upcoming construction season
•North America and Europe Steel Groups achieved meaningful year-over-year improvements in controllable costs per ton of finished steel shipped, contributing positively to financial performance
•Europe Steel Group operating results (excluding energy rebates) improved sequentially; market supply and demand in better balance
•Continued progress on strategic growth initiatives; Arizona 2 successfully produced and sold merchant bar product, marking a global micro mill steelmaking first

Irving, TX - March 21, 2024 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal second quarter ended February 29, 2024. Net earnings were $85.8 million, or $0.73 per diluted share, on net sales of $1.8 billion, compared to prior year period net earnings of $179.8 million, or $1.51 per diluted share, on net sales of $2.0 billion.

During the second quarter of fiscal 2024, the Company recorded a net after-tax charge of $17.2 million related to commissioning efforts at the Arizona 2 micro mill. Excluding this item, second quarter adjusted earnings were $103.1 million, or $0.88 per diluted share, compared to adjusted earnings of $171.3 million, or $1.44 per diluted share, in the prior year period. Prior year period adjustments included a $5.5 million after-tax charge related to commissioning efforts at the Arizona 2 micro mill, as well as a $14.0 million after-tax benefit that was reflected within Corporate and Other related to a New Market Tax Credit Settlement associated with CMC's Steel Oklahoma micro mill. "Adjusted EBITDA," "core EBITDA," "core EBITDA margin," "adjusted earnings" and "adjusted earnings per diluted share" are non-GAAP financial measures. Details, including a reconciliation of each such non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP, can be found in the financial tables that follow.

Peter Matt, President and Chief Executive Officer, said, “CMC generated historically strong financial results during the second quarter despite seasonal weakness and challenging weather conditions in several key geographies. Core EBITDA and core EBITDA margin remained well above long-term averages, demonstrating the ability to consistently generate higher margins in our business. We continued to see good fundamentals within our North American markets, highlighted by several encouraging developments during the quarter. Steel product margins over scrap exited the quarter on an upward trajectory, which provides a solid baseline for continued strong margins into the seasonally robust third and fourth quarters. Additionally, new contract awards in our downstream business

(CMC Second Quarter Fiscal 2024 - 2)

rebounded sharply, pointing to strength in the construction pipeline, and driving a sequential quarter increase in project backlog volumes."

Mr. Matt added, "Market conditions for our Europe Steel Group have shown some improvement in recent months, which we believe is a function of stabilizing demand and supply rationalizations. This more supportive market backdrop combined with excellent cost performance drove a substantial improvement in operating results, excluding energy rebates, compared to recent quarters. While conditions in Europe remain difficult, a combination of improving economic data and government sponsored investment could bolster Polish market demand in the quarters ahead."

“During the second quarter, we continued to invest and build for the future. In January, our new Arizona 2 plant became the first micro mill in the world to roll merchant bar quality (MBQ) product. Commissioning of MBQ continues to progress well, and we have successfully produced and sold several product varieties. Based on our current outlook for production mix and volume levels, the plant is anticipated to achieve EBITDA breakeven results by the end of the fiscal year. Site improvements at our Steel West Virginia micro mill are nearing completion. Initial equipment deliveries are scheduled for the spring and early summer, and we expect to remain on plan for a start-up in late calendar 2025. These projects, together with our recent acquisitions, position us to take advantage of favorable structural trends powering domestic construction, and are expected to drive strong future growth in earnings, cash flow, and shareholder value,” Matt concluded.

The Company's balance sheet and liquidity position remained strong. As of February 29, 2024, cash and cash equivalents totaled $638.3 million, with available liquidity of nearly $1.5 billion. During the quarter, CMC repurchased 945,205 shares of common stock valued at $47.9 million in the aggregate. As of February 29, 2024, $510.4 million remained available under the current share repurchase authorization.

On March 20, 2024, the board of directors declared a quarterly dividend of $0.18 per share of CMC common stock payable to stockholders of record on April 1, 2024, which will represent an increase of approximately 13% from the prior dividend paid in February 2024. The dividend to be paid on April 10, 2024, marks the 238th consecutive quarterly payment by the Company.

(CMC Second Quarter Fiscal 2024 - 3)

Business Segments - Fiscal Second Quarter 2024 Review
Demand for CMC's finished steel products in North America continued to be healthy during the quarter. Solid construction activity supported a 4.9% year-over-year increase in total North America Steel Group rebar shipments, a measure that includes rebar sold directly from mills as well as fabricated product shipped from CMC’s downstream facilities. The construction pipeline remained historically strong with a large number of potential projects. The rate of new contract awards improved significantly, marking the strongest second quarter on record, and driving an 11% sequential increase in downstream backlog volumes. Demand from industrial end markets, which is important for merchant products, was in-line with the prior year’s second quarter.

Adjusted EBITDA for the North America Steel Group decreased to $222.3 million in the second quarter of fiscal 2024 from $274.2 million in the prior year period. The earnings reduction was driven by lower margins over scrap costs on steel and downstream products, partially offset by meaningful improvements in controllable cost performance. The adjusted EBITDA margin for the North America Steel Group of 15.0% compares to 18.2% in the prior year period.

North America Steel Group shipment volumes of finished steel, which include steel products and downstream products, increased 3.6% year-over-year. The average selling price for steel products decreased $80 per ton compared to the second quarter of fiscal 2023, while the cost of scrap utilized increased $33 per ton, resulting in a year-over-year decrease in steel products margin over scrap of $113 per ton. The average selling price for downstream products declined by $63 per ton from the prior year period.

Europe market conditions improved during the second quarter in comparison to recent quarters, but long-steel consumption remained below historical levels. Regional long steel producers took significant actions to rationalize supply, while inventories across the supply chain were reduced. As a result, product markets were in better balance, allowing both selling prices and metal margins to increase. The Europe Steel Group reported an adjusted EBITDA loss of $8.6 million, marking a meaningful improvement from the prior two quarters which, excluding energy rebates of approximately $66 million in the first quarter of fiscal 2024, averaged losses of approximately $30 million. On a sequential basis, financial results benefited from higher margins over scrap and lower controllable costs per ton. Europe Steel Group’s average selling price increased $40 per ton from the first quarter of fiscal 2024, while scrap costs increased by $29 per ton, leading to a $11 per ton margin expansion.

Emerging Businesses Group second quarter net sales of $156.0 million represented an increase of 1.6% from the prior year period, driven largely by the addition of CMC Anchoring Systems. Adjusted EBITDA for the Group of $17.9 million was down 32% compared to the prior year period. Both net sales and adjusted EBITDA were negatively impacted by severe weather across much of the United States that caused project delays for geogrid and Geopier(R) solutions, as well as reduced activity in CMC's Texas-focused Construction Solutions business. Additionally, delayed starts on several key projects hindered financial performance within regions outside of North

(CMC Second Quarter Fiscal 2024 - 4)

America. These factors more than offset the positive impacts from the addition of CMC Anchoring Systems and strong profitability within the Company's heat-treating operations. Setting aside weather disruptions, demand conditions in our North American markets remained solid during the quarter. Adjusted EBITDA margin of 11.5% represented a decline of 580 basis points relative to the prior year period.

Outlook
Mr. Matt said, "Finished steel shipments within our North America Steel Group are expected to follow a typical seasonal pattern during the third quarter, while adjusted EBITDA margin should be largely stable on a sequential basis. Conditions in Europe are expected to remain challenging, but adjusted EBITDA is anticipated to approach breakeven levels during the third quarter. Financial results for our Emerging Businesses Group should improve meaningfully, driven by the normal seasonal uptick in demand, strong underlying market fundamentals and a healthy order book.”

Mr. Matt added, "We continue to expect robust spring and summer construction activity driven by increased infrastructure investments, which we anticipate will support an already strong demand backdrop in both the North America Steel Group and the Emerging Businesses Group. Business conditions for our Europe Steel Group are slowly improving, and should further benefit from increased residential construction activity as a government program aimed at first-time homebuyers, and other government sponsored investment programs, begin to impact steel demand."

Conference Call
CMC invites you to listen to a live broadcast of its second quarter fiscal 2024 conference call today, Thursday, March 21, 2024, at 11:00 a.m. ET. Peter Matt, President and Chief Executive Officer, and Paul Lawrence, Senior Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under "Investors."

About CMC
CMC is an innovative solutions provider helping build a stronger, safer, and more sustainable world. Through an extensive manufacturing network principally located in the United States and Central Europe, we offer products and technologies to meet the critical reinforcement needs of the global construction sector. CMC’s solutions support construction across a wide variety of applications, including infrastructure, non-residential, residential, industrial, and energy generation and transmission.

(CMC Second Quarter Fiscal 2024 - 5)

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws with respect to general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies and organic growth provided by acquisitions and strategic investments, demand for our products, shipment volumes, metal margins, the ability to operate our steel mills at full capacity, future availability and cost of supplies of raw materials and energy for our operations, growth rates in certain segments, product margins within our Emerging Businesses Group, share repurchases, legal proceedings, construction activity, international trade, the impact of the Russian invasion of Ukraine, capital expenditures, tax credits, our liquidity and our ability to satisfy future liquidity requirements, estimated contractual obligations, the expected capabilities and benefits of new facilities, the timeline for execution of our growth plan and our expectations or beliefs concerning future events. The statements in this release that are not historical statements, are forward-looking statements. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "future," "intends," "may," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases, as well as by discussions of strategy, plans or intentions.

The Company's forward-looking statements are based on management’s expectations and beliefs as of the time this news release was prepared. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in our filings with the Securities and Exchange Commission, including, but not limited to, in Part I, Item 1A, "Risk Factors" of our annual report on Form 10-K for the fiscal year ended August 31, 2023, as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of downstream contracts within our vertically integrated steel operations due to rising commodity pricing; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; the impact of the Russian invasion of Ukraine on the global economy, inflation, energy supplies and raw materials; increased attention to environmental, social and governance ("ESG") matters, including any targets or other ESG or environmental justice initiatives; operating and startup risks, as well as market risks associated with the commissioning of new projects could prevent us from realizing anticipated benefits and could result in a loss of all or a substantial part of our investments; impacts from global public health crises on the economy, demand for our products, global supply chain and on our operations; compliance with and changes in existing and future laws, regulations and other legal requirements and judicial decisions that govern our business, including increased environmental regulations associated with climate change

(CMC Second Quarter Fiscal 2024 - 6)

and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; evolving remediation technology, changing regulations, possible third-party contributions, the inherent uncertainties of the estimation process and other factors that may impact amounts accrued for environmental liabilities; potential limitations in our or our customers' abilities to access credit and non-compliance with their contractual obligations, including payment obligations; activity in repurchasing shares of our common stock under our share repurchase program; financial and non-financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate and integrate acquisitions and realize any or all of the anticipated synergies or other benefits of acquisitions; the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third-party consents and approvals; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; the impact of goodwill or other indefinite-lived intangible asset impairment charges; the impact of long-lived asset impairment charges; currency fluctuations; global factors, such as trade measures, military conflicts and political uncertainties, including changes to current trade regulations, such as Section 232 trade tariffs and quotas, tax legislation and other regulations which might adversely impact our business; availability and pricing of electricity, electrodes and natural gas for mill operations; our ability to hire and retain key executives and other employees; our ability to successfully execute leadership transitions; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; our ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; and civil unrest, protests and riots.

(CMC Second Quarter Fiscal 2024 - 7)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES FINANCIAL & OPERATING STATISTICS (UNAUDITED)
	Three Months Ended					Six Months Ended
(in thousands, except per ton amounts)	2/29/2024	11/30/2023	8/31/2023	5/31/2023	2/28/2023	2/29/2024	2/28/2023
North America Steel Group
Net sales from external customers	$1,486,202	$1,592,650	$1,717,979	$1,818,391	$1,503,774	$3,078,852	$3,167,935
Adjusted EBITDA	222,294	266,820	336,843	367,561	274,240	489,114	624,027
Adjusted EBITDA margin	15.0%	16.8%	19.6%	20.2%	18.2%	15.9%	19.7%

External tons shipped
Raw materials	347	374	344	409	321	721	637
Rebar	460	522	542	539	425	982	886
Merchant bar and other	234	230	215	249	235	464	478
Steel products	694	752	757	788	660	1,446	1,364
Downstream products	316	346	387	382	315	662	697

Average selling price per ton
Raw materials	$880	$783	$838	$833	$868	$829	$846
Steel products	905	892	932	979	985	898	1,003
Downstream products	1,358	1,389	1,428	1,452	1,421	1,374	1,409

Cost of raw materials per ton	$658	$578	$606	$619	$639	$617	$618
Cost of ferrous scrap utilized per ton	$379	$343	$338	$384	$346	$361	$335

Steel products metal margin per ton	$526	$549	$594	$595	$639	$537	$668

Europe Steel Group
Net sales from external customers	$192,500	$225,175	$273,961	$330,767	$337,560	$417,675	$724,063
Adjusted EBITDA	(8,611)	38,942	(30,081)	5,837	11,469	30,331	72,717
Adjusted EBITDA margin	(4.5)%	17.3%	(11.0)%	1.8%	3.4%	7.3%	10.0%

External tons shipped
Rebar	64	122	151	146	183	186	387
Merchant bar and other	211	221	238	283	253	432	522
Steel products	275	343	389	429	436	618	909

Average selling price per ton
Steel products	$673	$633	$682	$753	$756	$651	$775

Cost of ferrous scrap utilized per ton	$394	$365	$398	$427	$389	$380	$377

Steel products metal margin per ton	$279	$268	$284	$326	$367	$271	$398

Emerging Businesses Group
Net sales from external customers	$155,994	$177,239	$208,559	$189,055	$153,598	$333,233	$324,132
Adjusted EBITDA	17,929	30,862	42,612	38,395	26,551	48,791	57,977
Adjusted EBITDA margin	11.5%	17.4%	20.4%	20.3%	17.3%	14.6%	17.9%

(CMC Second Quarter Fiscal 2024 - 8)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES BUSINESS SEGMENTS (UNAUDITED)
	Three Months Ended					Six Months Ended
(in thousands)	2/29/2024	11/30/2023	8/31/2023	5/31/2023	2/28/2023	2/29/2024	2/28/2023
Net sales from external customers
North America Steel Group	$1,486,202	$1,592,650	$1,717,979	$1,818,391	$1,503,774	$3,078,852	$3,167,935
Europe Steel Group	192,500	225,175	273,961	330,767	337,560	417,675	724,063
Emerging Businesses Group	155,994	177,239	208,559	189,055	153,598	333,233	324,132
Corporate and Other	13,591	7,987	8,729	6,776	23,071	21,578	29,186
Total net sales from external customers	$1,848,287	$2,003,051	$2,209,228	$2,344,989	$2,018,003	$3,851,338	$4,245,316

Adjusted EBITDA
North America Steel Group	$222,294	$266,820	$336,843	$367,561	$274,240	$489,114	$624,027
Europe Steel Group	(8,611)	38,942	(30,081)	5,837	11,469	30,331	72,717
Emerging Businesses Group	17,929	30,862	42,612	38,395	26,551	48,791	57,977
Corporate and Other	(34,512)	(30,987)	(38,171)	(37,715)	(15,573)	(65,499)	(55,298)
Total adjusted EBITDA	$197,100	$305,637	$311,203	$374,078	$296,687	$502,737	$699,423

(CMC Second Quarter Fiscal 2024 - 9)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended		Six Months Ended
(in thousands, except share and per share data)	February 29, 2024	February 28, 2023	February 29, 2024	February 28, 2023
Net sales	$1,848,287	$2,018,003	$3,851,338	$4,245,316
Costs and operating expenses:
Cost of goods sold	1,552,046	1,621,763	3,156,114	3,341,177
Selling, general and administrative expenses	167,444	150,805	329,976	307,160
Interest expense	11,878	9,945	23,634	22,990
Net costs and operating expenses	1,731,368	1,782,513	3,509,724	3,671,327
Earnings before income taxes	116,919	235,490	341,614	573,989
Income taxes	31,072	55,641	79,494	132,366
Net earnings	$85,847	$179,849	$262,120	$441,623

Earnings per share:
Basic	$0.74	$1.53	$2.25	$3.77
Diluted	0.73	1.51	2.22	3.71

Cash dividends per share	$0.16	$0.16	$0.32	$0.32
Average basic shares outstanding	116,396,530	117,224,517	116,584,235	117,249,266
Average diluted shares outstanding	117,524,113	118,723,259	118,051,249	118,985,098

(CMC Second Quarter Fiscal 2024 - 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)	February 29, 2024	August 31, 2023
Assets
Current assets:
Cash and cash equivalents	$638,261	$592,332
Accounts receivable (less allowance for doubtful accounts of $4,335 and $4,135)	1,118,514	1,240,217
Inventories, net	1,150,447	1,035,582
Prepaid and other current assets	290,868	276,024
Total current assets	3,198,090	3,144,155
Property, plant and equipment, net	2,474,520	2,409,360
Intangible assets, net	245,945	259,161
Goodwill	383,587	385,821
Other noncurrent assets	360,123	440,597
Total assets	$6,662,265	$6,639,094
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$367,944	$364,390
Accrued expenses and other payables	359,015	438,811
Current maturities of long-term debt and short-term borrowings	35,588	40,513
Total current liabilities	762,547	843,714
Deferred income taxes	293,342	306,801
Other noncurrent liabilities	257,472	253,181
Long-term debt	1,126,216	1,114,284
Total liabilities	2,439,577	2,517,980
Stockholders' equity:
Common stock, par value $0.01 per share; authorized 200,000,000 shares; issued 129,060,664 shares; outstanding 116,023,685 and 116,515,427 shares	1,290	1,290
Additional paid-in capital	389,568	394,672
Accumulated other comprehensive loss	(71,519)	(3,778)
Retained earnings	4,322,008	4,097,262
Less treasury stock, 13,036,979 and 12,545,237 shares at cost	(418,900)	(368,573)
Stockholders' equity	4,222,447	4,120,873
Stockholders' equity attributable to non-controlling interests	241	241
Total stockholders' equity	4,222,688	4,121,114
Total liabilities and stockholders' equity	$6,662,265	$6,639,094

(CMC Second Quarter Fiscal 2024 - 11)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Six Months Ended
(in thousands)	February 29, 2024	February 28, 2023
Cash flows from (used by) operating activities:
Net earnings	$262,120	$441,623
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	137,485	102,399
Stock-based compensation	23,047	33,624
Write-down of inventory	10,392	5,532
Deferred income taxes and other long-term taxes	1,901	26,930
Other	2,225	4,616
Settlement of New Markets Tax Credit transaction	—	(17,659)
Changes in operating assets and liabilities, net of acquisitions	(87,149)	(38,158)
Net cash flows from operating activities	350,021	558,907
Cash flows from (used by) investing activities:
Capital expenditures	(160,772)	(289,251)
Acquisitions, net of cash acquired	—	(65,153)
Other	2,312	1,802
Net cash flows used by investing activities	(158,460)	(352,602)
Cash flows from (used by) financing activities:
Repayments of long-term debt	(17,199)	(160,263)
Debt issuance costs	—	(1,800)
Debt extinguishment costs	—	(96)
Proceeds from accounts receivable facilities	38,079	74,963
Repayments under accounts receivable facilities	(45,693)	(77,843)
Treasury stock acquired	(76,347)	(66,323)
Tax withholdings related to share settlements, net of purchase plans	(9,227)	(14,789)
Dividends	(37,374)	(37,524)
Net cash flows used by financing activities	(147,761)	(283,675)
Effect of exchange rate changes on cash	380	6,545
Increase (decrease) in cash, restricted cash, and cash equivalents	44,180	(70,825)
Cash, restricted cash and cash equivalents at beginning of period	595,717	679,243
Cash, restricted cash and cash equivalents at end of period	$639,897	$608,418

Supplemental information:
Cash paid for income taxes	$86,506	$114,585
Cash paid for interest	24,260	35,036

Cash and cash equivalents	$638,261	$603,966
Restricted cash	1,636	4,452
Total cash, restricted cash and cash equivalents	$639,897	$608,418

(CMC Second Quarter Fiscal 2024 - 12)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with U.S. generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measure are provided below.

Adjusted EBITDA, core EBITDA, core EBITDA margin and adjusted earnings are non-GAAP financial measures. Adjusted earnings per diluted share is defined as adjusted earnings on a diluted per share basis. Core EBITDA margin is defined as core EBITDA divided by net sales. The adjustment “Mill operational commissioning costs” represents costs incurred during the final stages of testing and commissioning of the Company’s third micro mill, until the point at which the micro mill is fully operational. The adjustment “Settlement of New Markets Tax Credit transaction” represents the recognition of deferred revenue from 2016 and 2017 resulting from the Company’s participation in the New Markets Tax Credit program provided for in the Community Renewal Tax Relief Act of 2000 during the development of a micro mill, spooler and T-post shop located in eligible zones as determined by the Internal Revenue Service.

Non-GAAP financial measures should be viewed in addition to, and not as alternatives for, the most directly comparable measures derived in accordance with GAAP and may not be comparable to similar measures presented by other companies. However, we believe that the non-GAAP financial measures provide relevant and useful information to management, investors, analysts, creditors and other interested parties in our industry as they allow: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our underlying business operational performance; and (iii) the assessment of period-to-period performance trends. Management uses non-GAAP financial measures to evaluate financial performance and set target benchmarks for annual and long-term cash incentive performance plans.

A reconciliation of net earnings to adjusted EBITDA and core EBITDA is provided below:

	Three Months Ended					Six Months Ended
(in thousands)	2/29/2024	11/30/2023	8/31/2023	5/31/2023	2/28/2023	2/29/2024	2/28/2023
Net earnings	$85,847	$176,273	$184,166	$233,971	$179,849	$262,120	$441,623
Interest expense	11,878	11,756	8,259	8,878	9,945	23,634	22,990
Income taxes	31,072	48,422	53,742	76,099	55,641	79,494	132,366
Depreciation and amortization	68,299	69,186	61,302	55,129	51,216	137,485	102,399
Asset impairments	4	—	3,734	1	36	4	45
Adjusted EBITDA	197,100	305,637	311,203	374,078	296,687	502,737	699,423
Non-cash equity compensation	14,988	8,059	16,529	10,376	16,949	23,047	33,624
Mill operational commissioning costs(1)	12,286	11,593	12,297	7,264	6,811	23,879	12,385
Settlement of New Markets Tax Credit transaction	—	—	—	—	(17,659)	—	(17,659)
Core EBITDA	$224,374	$325,289	$340,029	$391,718	$302,788	$549,663	$727,773

Net sales	$1,848,287	$2,003,051	$2,209,228	$2,344,989	$2,018,003	$3,851,338	$4,245,316
Core EBITDA margin	12.1%	16.2%	15.4%	16.7%	15.0%	14.3%	17.1%
__________________________________
(1) Net of depreciation.

(CMC Second Quarter Fiscal 2024 - 13)

A reconciliation of net earnings to adjusted earnings is provided below:

	Three Months Ended					Six Months Ended
(in thousands, except per share data)	2/29/2024	11/30/2023	8/31/2023	5/31/2023	2/28/2023	2/29/2024	2/28/2023
Net earnings	$85,847	$176,273	$184,166	$233,971	$179,849	$262,120	$441,623
Asset impairments	4	—	3,734	1	36	4	45
Mill operational commissioning costs	21,774	20,752	16,131	7,287	6,825	42,526	12,409
Settlement of New Markets Tax Credit transaction	—	—	—	—	(17,659)	—	(17,659)
Total adjustments (pre-tax)	$21,778	$20,752	$19,865	$7,288	$(10,798)	$42,530	$(5,205)
Related tax effects on adjustments	(4,573)	(4,358)	(4,172)	(1,530)	2,268	(8,931)	1,093
Adjusted earnings	$103,052	$192,667	$199,859	$239,729	$171,319	$295,719	$437,511
Net earnings per diluted share	$0.73	$1.49	$1.56	$1.98	$1.51	$2.22	$3.71
Adjusted earnings per diluted share	$0.88	$1.63	$1.69	$2.02	$1.44	$2.51	$3.68

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